                   AMENDED AND RESTATED POWER SALES AGREEMENT

         This Amended and Restated Power Sales Agreement ("Power Agreement") is made effective as of this lst day of November, 1998 ("Effective Date"), by and between CalEnergy Minerals LLC ("Buyer"), having an office at 302 South 36th Street, Suite 400-L, Omaha, Nebraska 68131, and Salton Sea Power L.L.C. ("Seller"), having an office at 302 South 36th Street, Suite 400-K, Omaha, Nebraska 68131.

                                  INTRODUCTION

         1. Seller proposes to construct and operate Seller's Plant and Buyer proposes to construct and operate Buyer's Plant.

         2. Buyer requires electrical energy in order to operate Buyer's Plant. Buyer desires to purchase electrical energy from Seller, and Seller is willing to sell electrical energy to Buyer, subject to the terms and conditions of this Power Agreement.

         3. For and in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, including payment of ten dollars from Buyer to Seller, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller agree as follows:


                                   SECTION 1.0
                                     GENERAL

         1.1 Amendment. From and after the date hereof, the terms of that certain Power Sales Agreement dated as of October 13, 1998 by and among Buyer and Seller (the "Original Agreement") shall be amended and restated in their entirety to read as set forth in this Power Agreement and the terms of this Power Agreement shall govern and control the rights and obligations of the parties, notwithstanding any conflict between the terms of this Power Agreement and the Original Agreement.

         1.2 Definitions. Capitalized terms used herein and not defined herein shall have the meanings set forth in Exhibit A hereto, which Exhibit A is hereby incorporated by reference, and shall include the plural as well as the singular.

         1.3 Certain References. Unless otherwise specified, all references in this Power Agreement to Sections, Exhibits and other subdivisions are references to the Sections, Exhibits and other subdivisions of this Power Agreement. Unless otherwise specified, all references in this Power Agreement to "herein", "hereunder", "hereof", or words of similar import are references to this Power Agreement as a whole and not to any particular Section, Exhibit or other subdivision.

                                   SECTION 2.0
                        SALE AND PURCHASE OF ELECTRICITY

         2.1 Sale and Purchase of Electricity. Subject to all the terms and conditions of this Power Agreement, Seller shall sell and deliver to Buyer, and Buyer shall purchase from Seller for the consideration provided herein, at the Power Delivery Points, the full requirements for electrical energy of Buyer's Plant. Buyer shall have no obligation to design, construct, operate or maintain Buyer's Plant so as to use any particular quantity of electricity.

         2.2 Initial Conditions Precedent. Seller's obligations to sell and deliver, and Buyer's obligations to purchase and pay for, electrical energy hereunder shall be subject to satisfaction of the following conditions precedent:

                  (i) Buyer shall desire electricity for testing or operation of all or a portion of Buyer's Plant; and

                  (ii) Seller's Plant shall be ready to commence commercial
                       operation.

         2.3 Quantity. Notwithstanding any provision herein to the contrary, (i) Seller shall not sell more than its Power Production Capacity over any sixty minute period, and (ii) Seller shall have no obligation to deliver or make available power at any time in excess of the Peak Demand and Seller's obligation to make available or deliver power shall be limited to delivering such power up to the Peak Demand that Buyer calls upon for the operation of Buyer's Plant at the Power Delivery Points.

         2.4 Electrical Energy Specifications.

                  2.4.1 The electrical energy delivered by Seller to Buyer hereunder shall be in the form of three-phase alternating current at a frequency of approximately 60 Hertz.

                  2.4.2 The voltage of the power delivered by Seller to Buyer shall be the Applicable Voltage unless otherwise agreed by the Parties in writing.

         2.5 Interruptions by Seller. Subject to Section 2.2, Seller may interrupt deliveries of power and associated energy hereunder for a Forced Outage, a Scheduled Outage or Force Majeure as provided under Section 9.0. Seller shall use its best efforts to minimize Forced Outages or Force Majeure outages and Seller shall submit notice to Buyer in writing of any impending shutdown as soon as is reasonably practicable, and at least seven (7) days in advance of any Scheduled Outage.

         2.6 Backup, Makeup and Emergency Power. Buyer shall make such arrangements as it deems appropriate for Backup Power, Emergency Power and Makeup Power all at Buyer's own expense. Such arrangements shall not unreasonably interfere with the performance by either Party hereunder. Seller shall have no obligation to provide Backup Power, Emergency Power and Makeup Power.

                                   SECTION 3.0
                              TERM AND TERMINATION

         3.1 Term. This Power Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with the terms hereof, shall continue in effect for a period until thirty-three (33) years from the date of initial deliveries hereunder, and thereafter shall continue in effect unless and until terminated by a Party by written notice to the other Party given at least 120 days prior to the date such termination is to become effective.


                                   SECTION 4.0
                               PRICE AND PAYMENTS

         4.1 Energy Payment. The price for electrical energy purchased and received by Buyer hereunder shall be the Applicable Price. Buyer shall pay to Seller a monthly energy payment based upon (i) the electrical energy purchased and received by Buyer hereunder in each hour of such month and (ii) the Applicable Price; provided, however, such monthly payment shall be reduced by the Transmission Cost Adjustment Factor. If any of the elements used to calculate the Applicable Price or Transmission Cost Adjustment Factor ceases to exist, becomes unavailable or is changed so that the energy payment does not reasonably reflect the net price available to Seller for short term sales of electricity by Seller to the California Power Exchange at Mirage, less transmission costs and line losses to deliver such electricity to Mirage ("Available Price"), the Parties shall negotiate in good faith in an effort agree on other elements in order to establish a mechanism for calculating a price that is comparable to the Available Price or Transmission Cost Adjustment Factor.

         4.2 Invoicing and Payment.

                  4.2.1 Seller shall render to Buyer, after the end of each Billing Month, one or more invoices setting forth the charges as specified in this Section 4.0 for such Billing Month and for charges, if any, for any prior Billing Month that have not been previously invoiced. Buyer shall pay all amounts owing within thirty (30) days following receipt of Seller's invoices for such amounts.

                  4.2.2 If Buyer in good faith disputes the amount of any invoice delivered by Seller, or any part of it, Buyer shall promptly notify Seller in writing of the amount in dispute and the reasons therefor.

                  4.2.3 Should Buyer fail to make the full amount of any payment when due (including any amount disputed in good faith), interest at the Interest Rate shall accrue on the unpaid portion from the date the payment was due until payment is made. If any amount paid by Buyer to Seller is subsequently determined to be an overcharge by Seller, then Seller shall repay such amount overcharged plus interest at the Interest Rate on such overcharge from the date the payment was received by Seller until repayment is made.

                  4.2.4 If Buyer fails to pay (not including the withholding of payment disputed in accordance with Section 4.2.2) the full amount of any payment within thirty (30) days after the payment is due, Seller, upon ten (10) days' prior written notice and in addition to any other remedies Seller may have, may suspend service hereunder until the amount due (inclusive of interest) has been paid in full.


                                   SECTION 5.0
                                    METERING

         5.1 Location. Subject to Section 5.4.1, Seller shall meter power and associated energy at the Power Delivery Points.

         5.2 Tests. Not less frequently than once each year, Seller shall make tests and inspections of meters it installs. At the request of Buyer, Seller shall make additional tests or inspections. Buyer shall pay all costs resulting from additional tests requested by Buyer if such tests show the meters to be accurate within two percent (2%).

         5.3 Conclusive Measurement. Invoices based on readings of metering instruments found to be in error by not more than two percent (2%) shall not be corrected. Invoices based on readings of metering instruments found to be in error by more than two percent (2%), either fast or slow, shall be corrected and credits or debits shall be made to Buyer's account on the assumption that such error commenced at the midpoint of the period from the last previous inspection and test to the current inspection and test. All such measurements (with any corrections required hereunder) shall be deemed conclusive as to the amount of power delivered hereunder.

         5.4 Other Meters.

                  5.4.1 Seller may use meters installed by IID or another utility to measure power delivered hereunder in lieu of installing meters itself. In such case, at the election of Seller, meter readings, inspections and tests, adjustments shall be made in accordance with the procedures of IID or such utility, as applicable. At the request of Seller, Buyer shall use best efforts to cause IID to (i) measure any power delivered hereunder that is delivered through the facilities of IID and (ii) to provide to Buyer a monthly statement of such deliveries, which statement Buyer shall promptly provide to Seller.

                  5.4.2 Buyer may install and use such additional meters as it may desire at its own expense, provided that such meters do not interfere with Seller's equipment or the ability of Seller to perform its obligations hereunder. Such meters shall not be the basis for billing unless the meters used by Seller shall fail entirely. Buyer shall allow Seller access to any such meters and the recorded readings therefrom.




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

                                   SECTION 6.0
                                 INTERCONNECTION

         6.1 Installation. Seller shall be responsible, at its sole cost, for constructing, and installing, or causing to be constructed or installed, all necessary transformers, switches, protective devices and other electrical equipment at Seller's Plant necessary to deliver power sold hereunder at the Power Delivery Point(s) in accordance with good industry practices. Buyer shall be responsible, at its sole cost, for constructing, and installing, or causing to be constructed or installed, all necessary transformers, switches, protective devices and other electrical equipment at Buyer's Plant necessary to receive power sold hereunder at the Power Delivery Point(s) in accordance with good industry practices. Notwithstanding the foregoing, Seller shall remain responsible for its obligations under the Construction Agreement. Buyer and Seller will consult with each other regarding the design, construction and operation of such equipment.

         6.2 Maintenance. Seller shall be responsible, at its sole cost, for operating and maintaining the electrical equipment at Seller's Plant. Buyer shall be responsible, at its sole cost, for operating and maintaining the electrical equipment at Buyer's Plant.


                                   SECTION 7.0
                      DISTURBANCES AND CORRECTIVE EQUIPMENT

         7.1 Equipment. Buyer shall not utilize, or allow to be utilized, any equipment, appliance, or device that tends to unreasonably adversely affect Seller's equipment or its interconnection to IID. Buyer shall maintain a reasonable electrical balance between the phases at the Power Delivery Points.

         7.2 Protective Devices. Buyer shall also install and maintain other suitable Protective Apparatus in order to afford reasonably adequate protection to Seller's equipment and IID against adverse conditions or disturbances originating at Buyer's Plant and to protect Buyer's Plant from any disturbances originating at Seller's Plant or IID. Such Protective Apparatus shall comply with the applicable industry standards relating to such equipment.

         7.3 Power Factor Correction. Unless otherwise agreed by the Parties, Buyer shall maintain a minimum power factor of .85 at Buyer's Plant, and shall install such power factor correction equipment as may be required for such purpose. Seller shall be responsible for providing reactive power as may be required to compensate for Buyer's reactive power consumption to the extent Buyer operates above such minimum power factor level.


                                   SECTION 8.0
                                   SCHEDULING

         8.1 Scheduling.



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

                  8.1.1 Buyer shall provide Seller with a good faith estimate of the quantity of electricity Buyer expects to take hereunder during each hour of a calendar day, which estimate shall be provided to Seller no later than two hours prior to the deadline for Seller to submit to the California Power Exchange Seller's proposed deliveries of electricity in the California Power Exchange day-ahead market for such calendar day; provided, however, if Buyer fails to submit such an estimate for any calendar day, Buyer's good faith estimate for such day shall be deemed to be the estimate applicable, or deemed to be applicable, for the prior calendar day. The actual quantities taken by Buyer hereunder may be either higher or lower than the applicable foregoing estimate; provided, however, for each hour on any calendar day that the actual quantities of electricity taken by Buyer hereunder are greater than Buyer's foregoing good faith estimate for such hour by more than one (1) megawatt hour, Buyer shall pay to Seller the Applicable Unscheduled Demand Amount, if any. Seller shall not supply more than its Power Production Capacity during any 60 minute period, as a result of the foregoing or any other provision of this Agreement, and thus Buyer shall be solely responsible for arrangements for Makeup Power. Seller shall make a reasonable effort to minimize the Applicable Unscheduled Demand Amount when practicable, including revisions to schedules when it has advance notice of unscheduled demand. If Buyer's demand is less than the good faith estimate under Section 8.8.1, Seller shall have the option to either resell such amount for its own account or reduce generation, but shall not recover any loss resulting therefrom.

                  8.1.2. In addition to the foregoing estimate, Buyer shall provide Seller, as Seller may reasonably request from time to time, good faith estimates of the quantities of electricity Buyer expects to take hereunder. The Parties may agree to such other scheduling procedures as may be appropriate from time to time.

         8.2 Ramp Up and Down. Buyer shall use reasonable efforts to schedule and implement each ramp up of power demand and ramp down of power demand at a rate consistent with prudent operation and maintenance of Seller's Generation Equipment. Buyer shall give reasonable advance notice of significant changes in demand to assist Seller in operating its Generation Equipment.

         8.3 Maintenance. Seller will be entitled to schedule Scheduled Outages, and during such periods, will not be required to supply power from its Generation Equipment or otherwise. Seller will use reasonable efforts to schedule Scheduled Outages on a schedule which will result in a minimum interruption of Buyer's operations. By the last day of each year, Seller and Buyer shall each provide the other Party with a forecast of its expected maintenance schedule for the next year and shall cooperate in coordinating such maintenance schedules so that they coincide to the extent practicable.


                                   SECTION 9.0
                                  FORCE MAJEURE

         9.1 Force Majeure.



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

                  9.1.1 If either Party because of Force Majeure is unable to perform its obligations under this Power Agreement, that Party shall be excused from whatever performance is affected by the Force Majeure to the extent so affected, except as to obligations to pay money, provided that:

                  (i) the non-performing Party, within ten (10) days after discovering the Force Majeure, gives the other Party notice describing the particulars of the occurrence;

                  (ii) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure; and

                  (iii) the non-performing Party uses its due diligence to
                        remedy its inability to perform.

                  9.1.2 When the non-performing Party is able to resume performance of its obligations under this Power Agreement, that Party shall give the other Party written notice to that effect.

                  9.1.3 Nothing in this Power Agreement shall require (as a condition to claiming Force Majeure or otherwise) the settlement of any strike, walkout, lockout, or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to its interest. It is understood and agreed that the settlement of strikes, walkouts, lockouts, or other labor disputes shall be at the sole discretion of the Party having the difficulty.

                  9.1.4 In the event a Party is unable to perform due to action by a Governmental Authority, this Power Agreement shall be amended to comply with the legal change which caused the non-performance, but only if this Power Agreement may be amended without creating a material adverse effect for either Party.

         9.2 Notice of Labor Disputes. Whenever there exists an actual or potential labor dispute which is reasonably likely to delay or prevent a Party's timely performance hereunder, such Party shall give notice thereof to the other Party as promptly as practicable.


                                  SECTION 10.0
                              COMPLIANCE WITH LAWS

         10.1 Compliance with Laws. Each Party shall each comply with all applicable laws, regulations, orders, permits and other rules of duly-constituted Governmental Authority to the extent applicable to such Party's performance hereunder.


                                  SECTION 11.0
                              DEFAULT AND REMEDIES



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         11.1 General. Subject to Section 11.4 hereof, the remedies reserved to
Buyer or Seller herein shall be cumulative and in addition to all other or further remedies provided by law.

         11.2 Non-Waiver. Failure of either Party at any time to require performance by the other Party of any provision of this Power Agreement shall not be deemed a continuing waiver of that provision or a waiver of any other provision of this Power Agreement.

         11.3 Event of Default.

                  11.3.1 An "Event of Default" under this Power Agreement shall be deemed to exist upon the occurrence of any one or more of the following events:

                  (i) Failure by either Party to make payment of any amounts due to the other Party under this Power Agreement and that failure continues for a period of thirty (30) days after written notice of nonpayment; or

                  (ii) Failure by either Party to perform fully any other material provision of this Power Agreement and (A) such failure continues for a period of thirty (30) days after written notice of nonperformance from the other Party or
                        (B) if within thirty (30) days the non-performing Party commences and proceeds with due diligence to cure the failure and the failure is not cured within ninety (90) days or the period of time agreed to by the Parties in writing as being necessary for the Party to cure the failure with all due diligence; or

                  (iii) If by order of a court of competent jurisdiction, a
                        receiver or liquidator or trustee of either Party or of any of the property of either Party shall be appointed and such receiver or liquidator or trustee shall not have been discharged within a period of sixty (60) days; or if by decree of such a court, either Party shall be adjudicated bankrupt or insolvent or any substantial part of the property of such Party shall have been sequestered or such decree shall have continued undischarged and unstayed for a period of sixty (60) days after the entry thereof; or if a petition to declare bankruptcy or to reorganize either Party pursuant to any of the provisions of the Federal Bankruptcy Code, as it now exists or as it may hereafter be amended or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, shall be filed against such Party and shall not be dismissed within sixty (60) days after such filing; or

                  (iv) If either Party shall file a voluntary petition in bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or without limitation of the generality of the foregoing, if either Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the Federal Bankruptcy Code, as it now exists or as it may hereafter be amended or pursuant to any other similar state statute applicable



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

                        to such Party, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or if either Party shall make a general assignment for the benefit of its creditors; or if either Party shall admit in writing its inability to pay its debts generally as they become due; or if either Party shall consent to the appointment of a receiver(s), trustee(s) or liquidator(s) of it or of all or of any part of its property.

                  11.3.2 During any Event of Default, the Party other than the Party in default shall have the rights:

                  (i)   To terminate this Power Agreement; and

                  (ii) Subject to Section 11.4 hereof, to pursue any other remedy provided under this Power Agreement or now or hereafter existing at law or in equity or otherwise.

         11.4 Consequential Damages. Notwithstanding any other provision of this Power Agreement, neither Party shall be liable to the other Party for any special, consequential or punitive damages hereunder.


                                  SECTION 12.0
                               DISPUTE RESOLUTION

         12.1 Matters to Be Arbitrated. Any dispute, controversy or claim arising under or in connection with this Power Agreement shall be settled by arbitration in accordance with this Section 12.0.

         12.2 Procedure for Arbitration.

                  12.2.1 Matters subject to arbitration shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended, on the date of this Power Agreement, which Rules are deemed to be incorporated by reference into this clause. If there is a conflict between the provisions of this Power Agreement and the provisions of the Commercial Arbitration Rules of the American Arbitration Association, the provisions of this Power Agreement shall prevail. The place of arbitration shall be Omaha, Nebraska, or such other location as may be agreed upon by the Parties. The arbitration shall be the sole and exclusive forum for resolution of the dispute or controversy and the award shall be final and binding. Judgment thereon may be entered by any court having jurisdiction.

                  12.2.2 A Party may demand arbitration by delivering a written notice thereof to the other Party setting forth a complete, concise statement of the issue(s) in dispute, the amount involved and the remedy requested.



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                  12.2.3 The number of arbitrators shall be three (3), each of whom shall be disinterested in the dispute and shall have no connection with any Party. Unless the three (3) arbitrators have been appointed by agreement of the Parties within thirty (30) days after the date on which any Party requests the settlement of any dispute by arbitration pursuant to this Section 12, the American Arbitration Association shall appoint the three (3) arbitrators referred to above. The appointing authority may appoint from among nationals of any country, whether or not a Party is a national of that country.

                                  SECTION 13.0
                                   ASSIGNMENT

         13.1 Assignments with Consent. Subject to Section 13.2, neither Party shall voluntarily assign its rights nor delegate its duties under this Power Agreement without the written consent of the other Party, except in connection with the sale or transfer of substantially all of its properties. Consent for assignment shall not be withheld unreasonably.

         13.2 Assignments without Consent.

                  13.2.1 Each Party shall have the right, without the consent of the other Party, but upon prior written notice to the other Party, to assign all of its rights and interests (but not its obligations) under this Power Agreement to one of its Affiliates.

                  13.2.2 Each Party shall have the right, without the consent of the other Party, but upon prior notice to the other Party, to assign all of its rights and interests (but not its obligations) under this Power Agreement as collateral security for loans or other indebtedness. Each Party shall execute such additional documents, including a consent to assignment or similar document, as may be reasonably requested by the other Party in connection with such a financing transaction.

                                  SECTION 14.0
                                OTHER PROVISIONS

         14.1 Notices. All notices and other communications required or authorized under this Power Agreement shall be given in writing either by personal delivery, registered mail, or overnight or other courier or delivery service, addressed to the respective Party at the addresses indicated below:

To Seller:        Salton Sea Power L.L.C.
                  302 South 36th Street
                  Suite 400-K
                  Omaha, NE  68131
                  Attn:  General Counsel


To Buyer:         CalEnergy Minerals LLC
                  302 South 36th Street
                  Suite 400-L


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

                  Omaha, NE  68131
                  Attn:  General Counsel


Notice or communication shall be deemed effective upon receipt. Either Party may change its address from time to time by giving written notice of such change to the other Party.

         14.2 Choice of Law This Power Agreement shall be governed by and construed in accordance with the internal law, but not the conflicts of law rules, of California.

         14.3. Severability If any provision of this Power Agreement is held invalid, such provision shall be deemed deleted and this Power Agreement construed to give effect to the remaining provisions hereof. In the event any provision of this Power Agreement is declared invalid or unenforceable, the Parties shall promptly negotiate in good faith a new provision(s) to eliminate the invalidity or unenforceable provision and to restore this Power Agreement as near as possible to its original intent and effect.

         14.4 Modifications. No modification, amendment, extension, renewal, rescission, termination or waiver of any of the provisions contained herein, or any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon either Party unless in writing and signed by an officer on its behalf.

         14.5 Headings. Headings used in this Power Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         14.6 Entire Agreement. This Power Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, and all prior agreements in connection with the subject matter hereof that are not incorporated herein are not binding upon either of the Parties.

         14.7 Counterparts. This Power Agreement may be executed in any number of counterparts, and each counterpart shall have the same force and effect as the original instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



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         IN WITNESS WHEREOF, the Parties hereto have executed this Power
Agreement as of the date first written above.


                                    SALTON SEA POWER L.L.C.,
                                    a Delaware limited liability company

                                    By: CE Salton Sea Inc.,
                                        a Delaware corporation, its manager


                                    By: /s/ Douglas L. Anderson
                                       ------------------------------------
                                    Name:   Douglas L. Anderson
                                         ----------------------------------
                                    Title:  Assistant Secretary
                                          ---------------------------------


                             CALENERGY MINERALS LLC,
                             a Delaware limited liability company

                                    By: Salton Sea Minerals Corp.,
                                        a Delaware corporation, its manager


                                    By: /s/ Douglas L. Anderson
                                       ------------------------------------
                                    Name:   Douglas L. Anderson
                                         ----------------------------------
                                    Title:  Assistant Secretary
                                          ---------------------------------

                                    EXHIBIT A
                               TO POWER AGREEMENT

                                   DEFINITIONS

For the purposes of this Power Agreement, the following terms shall have the following meanings assigned to them:

"Affiliate" means, with respect to a Party, any person, partnership, joint venture, corporation, or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, such Party. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust, or otherwise. It is understood and agreed that control of a company can be exercised by another company or companies if such latter company or companies owns shares carrying more than 50% of the votes exercisable at a general meeting (or its equivalent) of the first mentioned company, and a particular company is deemed to be indirectly controlled by a company or companies (the parent company or companies) if a series of companies can be identified beginning with the parent company or companies and ending with the particular company so related that each company of the series except the parent company or companies is directly controlled by one or more of the companies in the series.

"Applicable Unscheduled Demand Amount" means, for any hour during which Buyer takes more than the applicable good faith estimate under Section 8.1.1, the net loss incurred by Seller, if any, as a result of such unscheduled demand, not to exceed any applicable imbalance charges incurred by Seller due to its failure to deliver quantities it had scheduled in reliance on the good faith estimate. The net loss to Seller shall equal its actual out of pocket costs due to a failure to deliver scheduled amounts (not to exceed applicable imbalance charges) minus the Applicable Price for such unscheduled demand.

"Applicable Price" means (i) the product of the PX Price for the applicable time period, the applicable Generator Meter Multiplier, and the Loss Factor, minus
(ii) the applicable Usage Charges.

"Applicable Voltage" means, in the case of the Power Delivery Point identified in clause (i) of the definition thereof, approximately 92,000 volts, and, (ii) in the case of the Power Delivery Point identified in clause (ii) of the definition thereof, approximately 13,800 volts.

"Backup Power" means power to operate a facility supplied when the principal source of power is, or is reasonably expected to be, interrupted or curtailed due to a Forced Outage, Scheduled Outage, Force Majeure or otherwise.

"Buyer's Plant" means (i) Buyer's proposed ion exchange, solvent extraction, electrowinning, casting, and related facilities used in connection with the extraction and production of zinc from geothermal brine, to be located in the SSKGRA, (ii) subsequent additions to or expansions of the facilities referred to in clause (i), and (iii) all electrical equipment on Buyer's side of the Power Delivery Points, including all protective equipment Buyer is required to provide.

"Billing Month" means a period between successive meter readings.

"Construction Agreement" means the Construction Agreement between Seller and IID, dated April 14, 1998, as amended from time to time.

"Emergency" means an actual or imminent condition or situation which jeopardizes the integrity of Seller's Generation Equipment.

"Emergency Power" means the amount of power required to safely shut down and/or maintain the facility in readiness for production which is supplied when the principal source of power is, or is reasonably expected to be, interrupted or curtailed due to Forced Outage, Scheduled Outage, Force Majeure or otherwise.

"Force Majeure" means any cause or condition, other than Forced Outages, beyond the reasonable control of and without the fault or negligence of the Party claiming Force Majeure which causes the Party to be unable to perform its obligations, which by exercise of due foresight such Party could not reasonably have been expected to avoid and which the Party is unable to overcome by the exercise of due diligence. Such an occurrence may include, but is not limited to: acts of God; labor disputes; sudden or abnormal actions of elements, earthquake, fire; actions or inactions by Governmental Authorities; inability to obtain on reasonably acceptable terms any public or private license, permit, or other authorization that may be required to conduct operations; the necessity for compliance with any applicable law, regulation, ordinance, or resolution or order of any Governmental Authority; any restrictions upon, delays in receiving, or failures to receive any permits, licenses, or approvals from any Governmental Authority; explosion, breakage, or accident to facilities; partial or entire failure of electricity or transmission under an electricity supply or transmission agreement; inability after diligent effort to obtain workmen or material; exhaustion of or change in the nature, properties, or composition of the geothermal brine supply to the extent it is no longer economically feasible to recover zinc; or any other similar cause.

"Forced Outage" means any outage of the Generation Equipment or any related generation, transmission or distribution facilities resulting from an Emergency, design defect, inadequate construction, operator error, interruption in fuel supply, or a breakdown or unplanned shutdown of the mechanical, electrical or other equipment, or of any electrical transmission or distribution facilities, that fully or partially curtails the electrical output of Seller's Plant.

"Generation Equipment" means the turbines, generators, pipes, control equipment, metering, protective equipment, switches, transmission or distribution lines owned by Seller to serve Buyer's Plant, and any ancillary or related equipment and facilities owned by Seller or others.



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

"Generator Meter Multiplier" means the generator meter multiplier used by the ISO to determine net deliveries of power at Mirage, or any other factor used to account for transmission losses for deliveries at Mirage.

 "Governmental Authority" means any federal, state, or local governmental body or any political sub-division, agency, sub-agency or instrumentality thereof, including, without limitation, any legislature, the courts and any quasi-adjudicative bodies with jurisdiction.

"IID" means Imperial Irrigation District, a political sub-division of the State of California.

"Interest Rate" means, for any month, the sum of (i) the U.S. Prime Bank Lending Rate, as published in The Wall Street Journal for the first business day of the month for which interest is being calculated and (ii) two hundred (200) basis points, but in no event greater than the maximum interest rate allowed by law.

"Loss Factor" means the percentage that results when (i) the percentage then in effect for transmission losses used by IID for transmission service for Seller's Plant to Mirage is subtracted from (ii) 100%.

"Makeup Power" means power which is used to supply demand of a facility in excess of Peak Demand.

"Mirage" means the point of interconnection of the facilities of IID and the facilities of Southern California Edison Company ("SCE") at SCE's Mirage substation.

"Party" or "Parties" means Buyer and Seller, their successors or permitted assigns.

"Peak Demand" means net generation capacity of Seller's Plant but not greater than the lesser of 49,000 kilowatts measured on an instantaneous basis or the Power Production Capacity.

"Power Delivery Point(s)" means (i) the point of interconnection between Seller's Plant and the facilities of IID at Seller's Plant site, (ii) the point of interconnection between the Seller's Plant and the portion of Buyer's Plant commonly known as the Region I IX Plant. and (iii) such other point(s) as Seller and Buyer may agree to in writing from time to time.

"Power Production Capacity" means the amount of power which is produced from time-to-time using Seller's generator, net of auxiliary loads as defined by the regulations under the Public Utility Regulatory Policy Act and interpretations thereof.

"Protective Apparatus" means all relays, meters, power circuit breakers, synchronizers, and other control devices as shall be agreed to by the Parties in accordance with the requirements of Buyer as necessary for proper and safe operation of the Generation Equipment as it interfaces with Buyer's Plant.



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

"PX Price" means, for any month, the day-ahead price for the hour in which a sale occurs as applicable to sales of electricity on the California Power Exchange at Mirage.

"Scheduled Outage" means an outage of Generation Equipment for inspection, testing, repair, overhaul, modification, construction or maintenance of a facility or for other pre-planned reasons.

"Seller's Plant" means all of Seller's 49 MW (net) geothermal power generation plant and related facilities proposed to be located in Imperial County, California, and all electrical equipment on Seller's side of the Power Delivery Point, including protective equipment Seller is required to supply.

"SSKGRA" means the Salton Sea Known Geothermal Resource Area.

"Transmission Cost Adjustment Factor" means, for any month, an amount per kWh electrical energy purchased and received by Buyer hereunder equal to (i) the then applicable Transmission Service Charge under Seller's transmission service agreement with IID for transmission service for Seller's Plant, expressed in dollars per kilowatt - month divided by (ii) 730.

"Usage Charges" means charges imposed for delivery of power at Mirage during periods of congestion under the ISO Tariff or any replacement tariff, which charges shall be allocated per kWh purchased and received by Buyer.



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